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                             KIRKPATRICK & LOCKHART LLP
                                 1800 M Street, N.W.
                               Washington, D.C.  20036
                                    (202) 778-9000
     ROBERT J. ZUTZ
     (202) 778-9059
     zutzrj@kl.com

                                  November 14, 1995



     Heritage Series Trust
     The Raymond James Financial Center
     880 Carillon Parkway
     St. Petersburg, Florida  33716

                               Re:   Rule 24f-2 Notice
                                     -----------------

     Gentlemen:

              Heritage Series Trust (the "Trust") is a trust organized under the laws of the Commonwealth of Massachusetts. We understand that the
     Trust is about to file a Notice pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), for the purpose of making definite the number of shares of beneficial interest ("Shares") that it has registered under the Securities Act of 1933, as amended (the "1933 Act"), and that it sold during its fiscal year ended October 31, 1995.

              We have, as counsel, participated in various business and other matters relating to the Trust. We have examined copies, either certified or otherwise proved to be genuine, of its Declaration of Trust and By-Laws, as now in effect, the minutes of meetings of its Trustees and other documents relating to its organization and operation, and we generally are familiar with its business affairs. Based on the foregoing, it is our opinion that the Shares sold during the fiscal year ended October 31, 1995, the registration of which will be made definite by the filing of a Rule 24f-2 Notice, were legally issued, fully paid and non-assessable. We express no opinion as to compliance with the 1933 Act, the 1940 Act or applicable state securities laws in connection with the sales of shares of beneficial interest.

              The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. The Declaration of Trust states that creditors of, contractors with and claimants against the Trust shall look only to the assets of the Trust for payment. It also requires that notice of such disclaimer be given in each contract or instrument made or issued by the officers or the Trustees of the Trust on behalf of the Trust. The Declaration of Trust further provides: (i) for indemnification from Trust assets for all loss and expense of any shareholder held personally liable
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     Heritage Series Trust
     November 14, 1995
     Page 2



     for the obligations of the Trust by virtue of ownership of Shares of the Trust; and (ii) for the Trust to assume the defense of any claim against the shareholder for any act or obligation of the Trust. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust would be unable to meet its obligations.

              We hereby consent to this opinion accompanying the Rule 24f-2 Notice that you are about to file with the Securities and Exchange
     Commission. We also consent to the reference to our firm in the prospectus filed as part of the Trust's registration statement.

                                       Very truly yours,

                                       KIRKPATRICK & LOCKHART LLP


                                       By:  /s/ Robert J. Zutz
                                          ----------------------------
                                          Robert J. Zutz
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